EXHIBIT 99.1

Event Name: Q2 2009 K12 INC Earnings Conference Call
Event Date: 2009-02-09

C: Keith Haas; K12, Inc.; Senior VP, Finance and Investor Relations
C: Ronald J. Packard; K12, Inc.; CEO
C: John F. Baule; K12, Inc.; COO, CFO
P: Sara Gubins; Bank of America; Analyst
P: Kelly Flynn; Credit Suisse; Analyst
P: Susan Stein;Morgan Stanley;Analyst
P: Ariel Sokol; Wedbush Morgan Securities, Inc.; Analyst
P: Gordon Lasik; Robert W. Baird; Analyst
P: Tom Ziefang; Lucrum; Analyst
P: Jeff Silver; BMO Capital Markets; Analyst
P: Operator;

Operator: Good day, ladies and gentlemen, and welcome to the Second Quarter 2009 K12, Inc. Earnings Conference Call. My name is Melanie and I’ll be your coordinator for today.

At this time, all participants are in listen-only mode. We will conduct a question-and-answer session at the end of this conference.

(Operator Instructions)

As a reminder, today’s call is being recorded for replay purposes.

I would now like to turn the call over to Mr. Keith Haas, Senior Vice President of Finance and Investor Relations. Please proceed.

Keith Haas: Thank you. Good afternoon and welcome to the K12 Second Quarter Fiscal Year 2009 Earnings Conference Call.

Before we begin, the Company would like to remind you that statements made during this conference call and that are not historical facts may be considered forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied.

In addition, this conference contains time-sensitive information that reflects management’s best analysis only as of the date of this live call. K12 does not undertake any obligation to publicly update or revise any forward-looking statements.

For further information concerning issues that could materially affect financial performance related to forward-looking statements, please refer to K12’s Form 10Q and 10K filings with SEC. These filings can be found on the investor relations section of our website www.k12.com.

In addition to disclosing results in accordance with generally accepted accounting principals in the U.S. or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely comparable GAAP information was included in our earnings release and is also posted on our website.

This call is open to the public and is being webcast simultaneously on our website. The call will be available for replay there for 60 days.

With me on today’s call are Ron Packard, Founder and Chief Executive Officer; and John Baule, Chief Operating Officer and Chief Financial Officer. Following our prepared remarks, we will answer any questions you may have.

I will now turn the call over to Ron.

Ronald J. Packard: Thank you, Keith. Welcome to K12’s Second Quarter 2009 Earnings Call. It is with great pleasure that I announce our financial results and report on other significant developments in the business during the quarter.

Top line revenue was up over 42% from the same quarter last year hitting $77.6 million. Revenue for the first half of fiscal year 2009 was $166.2 million, a 46.2% increase over the first half of fiscal year 2008.

Our business continues to scale as EBITDA is growing even faster than revenue. In fact, EBITDA for the quarter grew to $10.5 million, an increase of more than 68% from the second quarter last year. For the first six months of fiscal year 2009, EBITDA was $24.2 million, a 66.3% improvement as compared to the same period of fiscal year 2008.

These results demonstrate that market demand for K12 high-quality offerings has not diminished during these difficult economic times. We had a significant increase in enrollments as more students realized the value of our offering and online education in the K12 base becomes a more accepted mainstream option. We recognize that current student funding levels may be reduced this year in several states and already have taken this into account in our model. I will talk more about this later.

Even with such reductions, we are maintaining our guidance of $310 million to $320 million for fiscal year 2009 revenue and $19 million to $22 million for operating income, which applies EBITDA of approximately $38 million to $42 million.

For the first six months of fiscal year 2009, EBITDA margins increased by 170 basis points which is at the upper end of our stated goal of improving EBITDA margins by 100 to 200 basis points per year.

If non-recurring costs are omitted, EBITDA margins would be significantly higher. However, this level of EBITDA margin expansion does not tell the whole story about how our business is scaling. K12 is investing in businesses that we believe will provide tremendous value to students and school districts and will thus grow at high rates going forward. These investments further obfuscate the scaling that is actually occurring.

The aforementioned gains were achieved despite the fact that K12 opened new schools in four new states this year with substantial start up costs and associated downward margin pressure. We also opened an international school this year and we are investing in the classroom business which will generate initial expenditures with little fiscal year 2009 revenue.

We anticipate that the new states, the international school and the classroom business will grow at high rates this coming year and have less diverse effects on margins going forward. This potential growth belief is grounded by the fact that the international school has been expanding mid-year and we now have 60% more students than we had on October 1st.

In addition, through aggressive management, K12 is now leveraging its corporate infrastructure and has seen revenue for non-teaching employees increase by approximately 80% over the past three years. We expect that this metric will continue to appreciate rapidly over coming years as K12 seeks to maintain its rapid revenue growth and scale of infrastructure.

Turning to other developments, we are quite excited by the addition of the Nevada high school as well as the signing of agreements with a number of school districts in Florida for our district based virtual school programs. The addition of new programs in new states in these times is indicative of the tremendous value K12 represents to both students and taxpayers.

The costs on a per pupil basis that K12 receives in each state versus per pupil revenue numbers published by the US Department of Education for these states shows that the PPR we receive is significantly less than the average PPR of those states. This represents substantial savings in education costs to taxpayers. As a result, we are seeing more and more districts and legislators seeking us out as the quality and value of what K12 delivers is becoming better known.

We also want to share with you several exciting events within the company that have happened in the past quarter. We completed the first release of our new content management system. This system will allow K12 to do things that it could have only dreamed about seven years ago. It will also lower the cost of our course productions as it is built specifically to develop online courses and will be far more efficient for course authoring.

We also completed eleven courses this past quarter which will enhance the quality of our curriculum. The high quality of our offering was recognized this quarter when two schools using the K12 curriculum won the Business Week People’s Choice Awards for the best high schools in their respective states. We believe that we have built the best K12 online curriculum in the market, and it is the reason that our largest source of new students is referrals from current customers.

With respect to student academic results which is our primary mission, we are proud to report the success of students who have stayed with the program with us from kindergarten through fourth grade. This is perhaps the best measure of a school’s quality because the student has taken their entire elementary education with a K12 school.

In the six states where we have data, fourth grade students who have been with us since kindergarten scored approximately 20 percentage points higher than the overall state average in reading and approximately 18 percentage points higher than the overall state average in math. We believe that academic results like these, combined with the tremendous value these schools represent for the taxpayers, will allow us to expand the number of states that permit these options.

We are also pleased to report some quite spectacular data that just became available this past quarter. The science scores for our classroom pilot school that the District of Columbia released and 100% of the children were proficient. This is rare for a school with a high level of poverty. This proficiency level included every child in the tested grades, including the special-needs population. 100% proficiency in this school compares with the District average of approximately 32% in 2008.

Now I would like to address how the current economic climate may directly affect K12 business going forward. First, our growth is driven primarily by student enrollment and we have no reason to believe that this will slow down. Many of the macro economic variables that adversely affect other industry sectors may actually be positive for enrollment growth.

Second, we believe some states will reduce their curriculum funding levels for the fiscal year and we already have adjusted our numbers for this effect. Other states may follow in the 2010 school year. Until all the budgets are completed, however, we will not know the full impact for 2009 or 2010.

Making these projections even more complicated is the economic stimulus package and how that may affect the states’ education funding. We believe in preparing for the worst and are building our budgets as if the stimulus package will not help although it may.

As we monitor these developments, we will continue to advocate the substantial savings to taxpayers and education benefits that can be achieved with this public school option. Regardless of what happens to funding levels, it should only have a small impact on 2010 revenue because our growth and profitability are driven primarily by enrollment.

Third, these same deflationary forces have created an opportunity to reduce costs. This is especially true for a company like K12 which is growing rapidly in this type of economy. We are already seeing significant price reductions in many things we purchase. These are driven not just by scale, but also because of a shift in the supply demand balance for most goods and services.

We have already been able to negotiate reduced rates of contractors and vendors and believe this trend will continue. We are now attacking costs with the same zeal we attacked revenue growth. These costs should help mitigate any changes in per pupil funding that may occur. Finally, the talent pool currently available is tremendous and provides us the opportunity to hire talented people. We intend to take advantage of this opportunity.

In summary, we believe K12 remains in a relatively strong position in this environment. We should be able to expand enrollment as fast or maybe even faster than we would in an ordinary environment and certainly can reduce costs more than we otherwise could.

K12 has no bank debt and we do not need to access the capital markets for cash. The company will break even or be slightly positive here when one looks at EBITDA minus capital expenditures. In the following year, we expect this metric to be significantly positive.

While these times are challenging, K12 should continue on its growth trajectory. We look to the future with tremendous enthusiasm as we are able to deliver our outstanding education to significantly more children each and every year and provide the taxpayers with tremendous value.

With that, let me turn the mike over to John.

John F. Baule: Thanks, Ron.

I’m going to briefly walk through some of the highlights for the second quarter and then spend a bit of extra time discussing the company’s potential for operating margin expansion and free cash flow generation, two topics that investors have expressed interest in recently.

During the second quarter, the business continued to grow rapidly with revenues increasing by 42.7% and operating income increasing by 80%. Operating margins expanded by 150 basis points for the quarter to 7.7%; and EBITDA, which is the measure we use to manage our business, internally increased by 68% to $10.5 million with EBITDA margins expanding by 210 basis points to 13.6% in the second quarter.

The 42.7% growth in revenues was driven by average enrollments for the quarter of 55,076, a 35.4% increase over last year. You might note that while enrollments were up substantially over last year, there was a slight sequential decline from Q1 to Q2 which is attributable to three factors.

First, from a comparative standpoint, last year’s sequential growth between Q1 and Q2 was significantly impacted by the late approval of a new school in Georgia and an expansion of the enrollment cap in Texas. Both of these events had the effect of pushing additional enrollments into October, our second quarter, and accounted for almost all of the sequential increase from Q1 to Q2 of last year.

Second, during our first quarter when all schools opened we strived to maximize enrollments in all states in which we operate. When it comes to enrolling students after the school year has started, the second quarter and beyond, we have become more sophisticated and discriminating in the manner in which we allocate our marketing dollars considering each state’s enrollment funding level and enrollment count base to ensure that we generate a reasonable economic return.

Third, we found it more effective academically and from a teacher efficiency standpoint to have high school students enrolling in the second quarter, delay their start until the beginning of the second semester in January. The impact of this on the second quarter sequential results is amplified by the higher mix of high school students as a percent of total enrollments. High school enrollments now comprise 19.2% of total enrollments, up from 13.7% last year.

At the end of January, total enrollment was 57,199. For the third quarter, we expect enrollment to be up sequentially, trailing down in the fourth quarter when we stop enrolling new students.

Over the past few months, we have received a number of questions relating to operating margins from investors who want to understand how operating margins might grow in the future. What I thought might be helpful is to provide an overview of some of the items impacting operating margins this year and to how you might think about each of these items going forward.

This is not intended to be an exhaustive list of all things which impacted operating margins during the first half of the year. There are many other factors reflected in our 9.1% actual operating margin. Rather, it is meant to provide you with insight into specific items that if considered may influence your view of the company’s potential for long term margin expansion.

For purposes of this analyses, I have used the results for the first six months of fiscal year 2009 — both Q1 and Q2 — and calculated the margin impact relative to the first six months of fiscal year 2008. To set the stage, in the first half of 2009, the company’s operating income was $15.2 million or 9.1% as a percentage of revenues. This operating margin of 9.1% for the first six months of 2009 compares with an operating margin of 8.2% for the first six months of fiscal 2008. Thus, actual operating margin increased by 90 basis points.

Now I would like to discuss four specifically identifiable items which impacted operating margins in the first half of 2009. First, the expedited shipping costs that Ron referred to that we incurred during the start of the school year in August through October.

For the first half of the year, the impact of these items reduced operating margins by 130 basis points. These issues were confined to the first half of the year and thus will have less impact on the full year 2009 operating margin and will not impact future operating margin.

Second, managed school mix. The impact of the higher percentage of managed school enrollment relative to total enrollment. Managed school enrollment, where we provide complete turn key services to schools, generate more revenues and profits measured in absolute dollars; however, they generate a lower contribution when measured as a percentage of revenues. Managed school enrollments as a percentage of total enrollments increased from 81.3% in the first half of fiscal ‘08 to 85.3% in the first half of fiscal ‘09. This resulted in a 160 basis point reduction in operating margin in the first six months of the year.

In thinking about this going forward, the percentage of managed school enrollments generally remains constant over the course of the school year, so we would expect this item to have approximately the same impact on full year operating margin. In thinking about this over a multi-year horizon, we expect that the mix of managed enrollments as a percentage of total enrollments will continue to increase. However, the mathematics will serve to reduce the impact of this item on operating margins in the future.

Third, the high school mix — the impact of the expanding mix of high school enrollment as a percentage of total enrollments. For reasons we’ve discussed in previous calls, the costs associated with delivering a high school education are higher as a percentage of revenues than for kindergarten through eighth grade students. The increasing mix of high school enrollments from 13.7% to 19.2% of total enrollments thus had a downward impact of approximately 130 basis points on operating margins in the first half of fiscal ‘09.

For the remainder of 2009, the impact of high school enrollments on operating margin should remain at levels similar to the first half of the year. Looking out over a few years, there are two factors to consider. First, over time, through gains in sale and productivity, we would expect margins between high school and K through 8 to converge which would reduce the negative impact of high school enrollments and operating margins.

Second, it is likely that high school enrollments will continue to increase as a percentage of total enrollment. However, as that mix continues to progress towards a theoretical norm that we would expect to be between 30% and 40% of total enrollments, the impact on annual operating margin progression should diminish.

I want to clarify that in the cases of both high school enrollment mix and also new schools, when I use the phrase negative impact, I am referring to the impact on operating margin, not dollar profit contribution. Both the additional high school enrollments and the new schools we have added generate a positive dollar contribution in the current fiscal year.

Then the fourth item is new investments. Embedded within our actual operating margin are a number of investments we are making into the business. There are three in specific that I want to highlight. One is our expansion into new states and the opening of new schools. This year, we entered new states as well as opening up new managed schools in Utah and Minnesota in four new states. In these schools, initial investment in operations and first-year enrollment levels result in high instructional costs as a percentage of revenue.

So let me reiterate — these new schools are positive contributors in terms of dollar contributions, longer term. And we add more and more new states, and we are now at 21, the impact of the start up of each state upon overall operating margin should be less.

The second investments are investments to expand our business globally. And this includes our international academy and our joint venture in Dubai. And the third investments are the investments that Ron spoke of to utilize our curriculum and methodology in brick and mortar classrooms.

In combination, these three investments reduced operating margin by 200 basis points for the first half of 2009, and will continue to adversely impact operating margins for the full year. We are making these investments today despite the near term drag on operating margins because they offer higher returns in the future.

If we take these four items as a whole, the expedited shipping costs, the impact of managed school mix, the impact of high schools, and the investments in new schools, international and class room, the net effect is to reduce operating margin for the first six months of the year by 620 basis points.

Next I’d like to make a few comments regarding the company’s potential for free cash flow generation over time. Other than income, the biggest variables impacting the company’s generation of free cash flow are the level of capital expenditures and the amount of working capital tied up in accounts receivable and to a lesser extent inventory.

First let me talk about capital expenditures. We group our capital expenditures into three primary buckets. The first bucket includes the computers we provide to students. This year, we will purchase approximately $15 million worth of computers, mostly under capital lease. Over the next few years, we expect these annual expenditures to increase slightly less than enrollment growth due to price reductions.

In the second bucket is our capitalized curriculum. This year, we will spend approximately $11 million on curriculum. A significant portion of these expenditures are focused on building high school courses to replace licensed courses. At the end of this year, we will have built over 90% of the courses required for high school, and so we expect investments in our core curriculum to decline while overall investment in curriculum will remain flat in dollar terms as we identify new opportunities to leverage our curriculum development capabilities.

The third bucket of capital expenditures includes expenditures for the internal systems we require to operate our schools. For example, our student management system as well as the normal property plant and equipment associated with any business — computers, leasehold improvements, etc. This year, we will spend approximately $15 million on these types of expenditures and we expect this bucket to grow at minimal rates between zero and 10%.

Overall, we anticipate growth in capital expenditures of approximately 10% to 15% next year barring any high return opportunities for capital deployment that may arise. The most significant component of working capital is accounts receivable.

Our A/R largely consists of billings to the virtual public schools we serve. These schools, like all of the public schools, including the traditional brick and mortar schools, receive funding from their states based upon enrollment levels. The company is ultimately paid by the schools from these funds. The good news is that since the revenues of the schools we serve are ultimately from state governments, we are highly confident that we will be paid. We have never had any school-related bad debt.

On the other hand, like any public school, we are subject to the payment terms established by the states. The level of our A/R is subject to a number of factors, including the funding formula used by each state and the relative mix of states as well as the number of new schools which may require cash advances to cover school start up costs.

Historically, we have been able to maintain DSO levels in the 70 to 90-day range with the lowest level of A/R occurring in June at the end of each fiscal year. We anticipate that we will be able to continue to maintain DSO within this range in the future although this is dependent upon the level of revenue growth and the number and size of new states that we may enter.

Incidentally, you may note that DSO at the end of December is slightly over 90 days. This was largely due to the temporary impact of new states and some timing of payment issues. We expect that DSO will revert back to the normal range over the new few quarters.

To a lesser extent, inventory is a significant component of working capital. The company tends to have the highest inventory levels at the end of the fiscal year as we stock up for the upcoming school year. We would anticipate year-end inventory growth at approximately the rate of anticipated enrollment growth less reductions in the cost of materials that we may be able to generate through increased purchasing leverage or other productivity initiatives.

Combining all of these elements with our long-term revenue and profit goal, we believe that we will be at or near free cash flow positive next year.

After taking into account enrollment trends, anticipated investments over the second half of the year, and the public school funding landscape which Ron discussed earlier, we are reconfirming our previous annual guidance for revenues to be between $310 million and $320 million, operating income to be between $19 million and $22 million, and EBITDA to fall in the range of $38 million to $42 million.

I hope the additional information we provided was helpful. Overall, it was a successful quarter for the company from a financial perspective, and we believe that we have good momentum going into the second half of year.

And with that I’ll turn it back over to Ron.

Ronald J. Packard: All right, at this time we’ll take any questions.

Operator: (Operator Instructions)

And our first question comes from the line of Sara Gubins with Bank of America. Go ahead.

Sara Gubins: Hi. Thanks. Good afternoon.

Ronald J. Packard: Yes, hi, Sara.

Sara Gubins: Just a couple of clarification questions. On the — and thanks — thank you for providing the details about the impact for operating margins. Just to make sure I got it, John, were you basically saying that only the expedited shipping costs go away in the second half but all of the other areas that you’ve mentioned will continue to impact operating margins in the second half of the year?

John F. Baule: That’s correct, Sara.

Sara Gubins: Okay. And then — but then also the discussion around efforts to lower costs where possible? Would we presumably therefore expect to see some sort of a benefit of that in the second half of the year or is that more 2010?

Ronald J. Packard: You’ll see some of the benefit in the second half of the year but probably the larger part would come in 2010 just as go into the next cycle it’s even more powerful.

Sara Gubins: Okay. And is there any way to give us even a broad range of the kind of impact you’re talking in those cost savings?

Ronald J. Packard: You know I don’t think we can give you that at this moment in time. What I can - you know as I said we’ve gone through several already to achieve some reductions but we’re very optimistic that we’ll be able to adjust our cost structure.

Sara Gubins: Okay. And then, John, when you mentioned that you expect to be at or near free cash flow positive next year, do you mean fiscal year 2009 or 2010?

John F. Baule: 2010.

Sara Gubins: Okay. So presumably negative this year and then — and then flat to positive next year?

John F. Baule: That’s correct.

Sara Gubins: Okay. And then — I know that it’s early, particularly given the budget cycles and the uncertainty — but can you give us any sense of what on an aggregate basis you think it might be reasonable to see in terms of lowered student funding rates across the board for 2009 and 2010?

Ronald J. Packard: No, I ...

Sara Gubins: I’m just trying to get a sense of whether or not you mean negative five percent next year or flat next year in the aggregate?

Ronald J. Packard: That — that’s a fair — it’s a fair question. It’s very difficult to determine because there are a lot of variables in the equation. You know one of the big ones is actually the stimulus bill that’s going through with the aid to education funding. We follow these closely and obviously the situation would require the state budgets over the last few months to change significantly.

When we see the various budget bills, we see funding from a lot of states flat, we see some states proposing things as much as four or five percent of the year. So we see a range. And that — for this year, we believe there will be several states that will actually reduce funding and then next year potentially more. But it is tough — probably three months from now, we’ll have a lot more information on that. But right now, we see funding proposals out there anywhere from flat to down five percent in the various states.

Sara Gubins: Okay, thank you. I’ll turn it over.

Operator: Our next question comes from the line of Flynn Kelly with Credit Suisse. Go ahead.

Kelly Flynn: Hi, this is Kelly.

Ronald J. Packard: Welcome back.

Kelly Flynn: Thanks, thanks for all the details you provided. Just some follow ups on the details. John, just revisiting what you said about why the enrollments declined sequentially. Can you just elaborate on what you cited as points two and three — the — being more prudent with your investments was the second point? Can you just get into more detail on that?

And then for the high school — do the same thing. I think you said that — that you made a decision to start people in January, but you just kind of get into more detail on that?

And also reiterate what you said about what you expect enrollments to do in the third quarter?

John F. Baule: Sure. First of all, what I meant on the part about being more sophisticated and discriminating in the way we allocate our marketing dollars, what we have to look at the different schools and every state has a different funding mechanism. I think I talked about it on the last call.

For example, in some states if a student isn’t enrolled in the beginning of October, then they won’t get funded for the entire year. So obviously if you’re looking at adding students during the — in year — you know after October, that wouldn’t be a state where you would necessarily want to invest your marketing dollars.

So we just carefully look at the funding levels and the mechanisms that are in states to make sure that we’re being smart in the allocation of our dollars there. That’s what I mean by that.

And then in terms of the high school question that you asked, basically what that is is it’s just better for us from an academic standpoint. In K through 8 it really doesn’t matter when they start, they can start you know at any time during the year no problem.

But in high school where you have semesters and a more credit-oriented orientation, it’s just better to start them at the beginning of the semester if possible. So what happens is we might get enrollments in November or December. But we hold them until the beginning of January so they start fresh.

Kelly Flynn: Okay. And what — you said 57,199?

John F. Baule: Sorry. Yes. I just wanted to — because — because I look at my enrollments in January which kind of reflect that impact among others, my enrollments at the end of January were 57,199.

And I would expect that our third quarter enrollments will be up sequentially from our second quarter enrollments. And you know generally we see a little bit of tailing off in the fourth quarter because we don’t try to replace students at all because we’re close to the end of the year.

Kelly Flynn: Okay. And then just on the point about your — how you’re allocating marketing — I just don’t understand why that would result in a reduction in enrollments. I would think if you allocated it correctly, some states would benefit others wouldn’t. Why — why that?

Ronald J. Packard: Well, because — because remember, like any school — like any school we have students withdrawing in all schools across the course of the year, right? So what can happen is we can replace those students — we can by marketing and recruiting new students. And in most cases, that’s pretty much what happens. But in some states, we may elect not to replace the students who’ve withdrawn and so the enrollment across the year actually declines.

Kelly Flynn: Okay. All right, that makes sense. And then on a separate issue, just on the margin discussion, on the shipping costs — am I correct that that happened last year also and can you help us understand why that’s not going to be a chronic issue in years to come?

John F. Baule: Yes, we did. It was a different issue last year. The issue we had two years ago was we had underestimated the level of demand. We just underestimated the level of enrollments and so what we had to do was go out and buy a lot of extra inventory in non — you know at non-economic quantity — economic optimal quantities. And we paid more for that inventory and still had to ship more of it faster because it came in late. So that’s where it was.

This time we had the inventory. Our biggest challenge was just getting it into the boxes and shipped on time. So it was a different problem but in the same —.

Ronald J. Packard: To just add to that, we’ve put a great deal of emphasis on that right now, and are working through the process. And we’re pretty comfortable that that will not be a recurring item.

Kelly Flynn: Okay. And another question on the investments for 2010 and beyond. Can you just frame out in more detail what drag you expect in those years from the new investments because I could see if you continue to invest that could also be somewhat of a chronic drag on margins?

John F. Baule: Well, you know if you look at the new investment, this year, what we said is at least for the first half of the year they had about a 200 basis point reduction, right? And then you really have to break them up. The new schools tend to be less of a drag as they become non-new schools. And whether we have additional drag from new schools depends upon how many new schools we add.

And now the positive of that is that with each new school you add you’ve got a bigger base, right? So we’re in 21 states now so the next state doesn’t have the same impact that we used to get from a new state when we had six states. So that’s one of the factors on new states.

On the other piece is the international investment. We obviously — we’re not only hoping that that won’t have a negative impact on margin; we hope that’s going to have a positive impact on margin down the road. We’re happy with that investment.

Ronald J. Packard: As it achieves some scale, we’ll no longer be negative and hopefully turn to the positive territory.

John F. Baule: I’m not really ready to say when exactly these things all happen. But what I would say is that drag should be reduced over time.

Kelly Flynn: Okay. And then one more before I turn it over. On the state funding decision Ron — I know you’re saying that discussions continue on that front at the state level. I thought that the decisions were made late in the calendar year consistent with their fiscal year turn over. Obviously, the economic environment is impacting that.

But can you just give us a little lesson on how the timing works relative to the beginning of a new fiscal year, and why it’s still up for grabs, given that we’re well into the ‘09 fiscal year?

Ronald J. Packard: Sure. I’ll tell you the lessons I’ve learned.

Kelly Flynn: Okay.

Ronald J. Packard: I have people with me who have worked in public education for 30 years and they had never quite seen anything like it where states actually go in mid-year in the school cycle and actually reduce funding. But I think this is an unprecedented situation that we’ve seen before — certainly, since the ‘30s with regard to the economic environment. So normally, that would not be an occurrence where in the middle of a school year you would see your funding reduced anywhere.

This funding is not — this funding actually was not unique to us — all public schools in those states are seeing those reductions. So we’re just one school out of tens of thousands that are seeing this. So this is an unusual event. With regard to the fiscal year 2009, I would not have seen it three months ago as likely to occur. I would have considered it a very unlikely event. With regard to 2010, those budget cycles are now being determined over the next three to five months on how schools will fund this following school year.

So we don’t know what those are but we’re getting some indications in various states based on what budget bills have come out of governors’ offices and various financial committees in the various states. So they should be set for next year; and barring a continued worsening of the economic climate, then we should have those numbers and they should be stable for the following school year.

Kelly Flynn: Okay. Great. Thank you very much.

Operator: Our next question comes from the line of Susan Stein with Morgan Stanley. Go ahead.

Susan Stein: Can you just clarify on your per pupil fundings for your ‘09 guidance. What are you assuming there?

John F. Baule: I think $310 million to $320 million. If you take the midpoint of that divided by, I think it was 50 — let me just calculate it. Roughly, $5,600 per student.

Susan Stein: All right, I have my models. I’m going to dot, roughly —.

John F. Baule: Flat — flat with last year, basically.

Susan Stein: Flat with last year?

John F. Baule: Yes, that’s what we assume.

Susan Stein: Okay. And I know you don’t really comment too much on this in terms of potential new states. But what’s your sense about the attitude of new states approving you in this kind of climate? Is it — are you assuming that you’re — are you getting more interest given the economic benefit? Or not?

Ronald J. Packard: I’m not — I’m not sure I’d say we have more interest. But I will say is last year, we had a very good year with regard to new states. And I would say while nothing is ever certain, the horizon and outlook from where I sit would be equivalent to what I saw last year.

I think in some ways, the incredible savings to taxpayers that we offer helps us. In other cases, states are focused on other things. So I’d like — as far as right now if you ask me I would say there’s no effect positive or negative on the possibility for new states at this moment in time.

Susan Stein: Okay. And then just one more. In Florida, I guess can you be a little more specific about how you’re doing there? If you look at where you are now versus where you were before the changes were made going to a more local strategy, are you — where are you relative to that?

Ronald J. Packard: At this moment in time, I believe we will have more enrollments in Florida next year than we had before when we were at a state strategy based on our agreements with local districts.

Susan Stein: Okay. All right, great. Thanks.

Ronald J. Packard: Thank you.

Operator: Our next question comes from the line of Ariel Sokol with Wedbush. Go ahead.

Ariel Sokol: Hi, guys. Congratulations on the good quarter.

Ronald J. Packard: Thank you.

Ariel Sokol: So a couple of questions. The first question is with respect to guidance for the full year fiscal 2009. Is it safe to say that Q2 was better than what you had budgeted and that the back half of the year is impacted by declining or issues of state funding?

John F. Baule: I’m not sure I understand the — I would say that it was in line with our expectations. I don’t know if is it better.

Ariel Sokol: Okay. And then the next question, just with respect to elaboration — thanks for the detail regarding margins. So what happens if a managed school changes the relationship with K12 and it comes — or enters into a vendor relationship?

John F. Baule: Yes. If it goes from a managed school to a non-managed school which has happened a few times, it actually increases the operating margin because we don’t have as much revenue from that school because we don’t have all the services. But you’re basically selling them the curriculum and materials. So those tend to be higher margin but lower revenue.

Ariel Sokol: Well, wouldn’t that affect you with respect to operating profit or EPS?

John F. Baule: I don’t really get into — the way we think about it is we want as many kids as possible using our curriculum and the materials. So if it’s through a managed school or a non-managed school we don’t really think about it. We just want them to use it.

Ariel Sokol: Great, thank you.

Operator: Our next question comes from the line of Gordon Lasik with Robert W. Baird. Go ahead.

Gordon Lasik: Hi, guys. A quick question on the revenue for students. I just want to make sure I understand this correctly. You said flat revenue for students for the year so it’s been up 5% in the first half of ‘09 so we’re assuming it’s down for the second half. Is that a mix issue or is that just because states are going to be cutting funding for the second half of the year?

John F. Baule: I look at it annual to annual. So I don’t really — sometimes the — the quarter can be misleading because remember your revenue can fluctuate.

For example, in the first quarter, we have a lot of revenue related to materials which would tend to give you a little bit higher revenue for enrollment if you were just looking at it quarter by quarter. So I’m not sure that — the way I look at it is I look at the total year and the total year average enrollment.

Gordon Lasik: Okay. Another question. In the past, you’ve indicated that you expect product development costs increase about 10% annually. Is that still a reasonable estimate? Year to date, I think it’s down 8%. So would we expect a ramp up in the second half of the year?

John F. Baule: It’s down primarily because we have — it’s like a consulting firm when you have high levels — we have very clear projects that you’re working on like right now with the high school courses. You’re able to maintain a very high level of utilization, and so that tends to offset the expense. I would say that 10% that we said before is probably good guidance for the year, maybe —.

Gordon Lasik: Okay.

John F. Baule: ... give you a little bit of —.

Gordon Lasik: And then just one final question. Can you talk about enrollment trends within your younger class levels, K through 4? Have you seen any increased drop off there as parents are maybe forced to go back to work given the economic downturn?

Ronald J. Packard: No, we — I would say we have not seen that, and I think I’m not — I think that’s kind of — you’re pulling out an isolated stat as a sense that we know that there’s a higher propensity to do this when you actually have an adult at home.

And mathematically, because of unemployment going up, there are a lot more adults at home today than there were one month ago even. So we’d actually expect potentially a shift the other way.

Gordon Lasik: Okay. Thank you.

Operator: Our next question comes from the line of Tom Ziefang with Lucrum. Go ahead.

Tom Ziefang: Hey, guys. Going to the shipping costs, if it was up over $2 million — just doing simple math of revenues times margin increase — is it safe to assume that all else being equal that you might actually get a benefit going forward, given what’s going on in shipping, i.e., truck load and FedEx of the world’s are all at excess capacity?

John F. Baule: The only — possibly next year. But this year, remember that the bulk of our materials get shipped in the first quarter of our year.

Tom Ziefang: Yes, I’m saying on calendar ‘09.

John F. Baule: Yes, well you’d ...

Ronald J. Packard: Yes, obviously as those prices go down we would benefit from that, yes.

Tom Ziefang: So can you tell me what your absolute dollar was associated with shipping?

John F. Baule: Yes, it was $2.2 million in expedited shipping.

Tom Ziefang: In expedite. How about (inaudible)?

John F. Baule: The incremental — the incremental amounts — what we expected — we had the 130 basis point impact, was $2.2 million.

Tom Ziefang: On what type of number? In other words what was your total shipping costs?

John F. Baule: Oh yes. Oh, yes. I think we don’t disclose that.

Tom Ziefang: Okay. And then have there been any changes in caps — in state caps? That you’re not aware of or?

Ronald J. Packard: Not — not at this moment in time. We’ll shed more clarity in that in the next quarter.

Tom Ziefang: Okay. Thank you.

Operator: (Operator Instructions)

And our next question comes from the line of Jeff Silver with BMO Capital Markets. Go ahead.

Jeff Silver: Thanks so much. I hate to go back to the funding environment, but I’m going to. Are you seeing any different types of conversations between the states you’re already in and the states you’re targeting? And where I’m going with this — are you finding the states you’re already in being a little bit more receptive on the funding side since you’ve already had experience with them? They can see the cost benefits, etc.? Thanks.

Ronald J. Packard: No, I wouldn’t necessarily say that because I think now that we operate in a lot of states, it’s easy to present to new states what the cost benefits are, and we can talk about what the price of delivering this is versus what their funding is on a per child basis. So I don’t think that’s really true.

Jeff Silver: How about on the competitive side? Again, going against your competitors for some of these contracts, are you seeing some of your competitors maybe being a little bit more price sensitive, low balling etc.?

Ronald J. Packard: Because the price and the funding levels generally determined formulaically. It doesn’t set itself up for initially that kind of environment. It’s really this is what you get paid on a per child’s attendance basis.

Just like brick and mortar schools get paid on a formula basis so they don’t compete with that. It’s the same thing here. This is what the funding level is. It’s a huge discount to what the average per pupil funding is, and then it’s who can deliver the best product and services for customers in the districts. So I think right now, the competition is much more on quality because of the formulaic funding of it.

Jeff Silver: Okay, that’s helpful. I appreciate the call. Thanks.

Operator: Ladies and gentlemen, I show no further questions at this time. I would like to turn the call back over to management for any closing remarks.

Ronald J. Packard: All right, thanks everybody and I want to also let everyone know that we will be presenting at the Deutsche Bank Small and Mid-Cap Growth Conference on February 11th in Florida. Thank you.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. That does conclude the presentation. You may disconnect. Have a wonderful day.

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